JOINT FILER INFORMATION

NAME:                           Frost Gamma Investments Trust
ADDRESS:                        4400 Biscayne Blvd
                                Miami, FL 33137

Designated Filer:               Phillip Frost, M.D.

Issuer and Ticker Symbol:         Opko Health, Inc. (OPK)

Date of Event Requiring
Statement:                        October 3, 2007

FROST GAMMA INVESTMENTS TRUST
        by:      /s/ Phillip Frost MD
                   Phillip Frost, M.D., Trustee